DUSA
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 8:00 A.M.

                     DUSA PHARMACEUTICALS PRIVATE PLACEMENT
                          RAISES $42.75 MM FROM INVESCO

WILMINGTON, MA. FEBRUARY 24, 2000 - DUSA PHARMACEUTICALS, INC. (NASDAQ NMS:
DUSA) reported today that it has entered into a definitive agreement for the private placement of 1,500,000 shares of its common stock to funds managed by Invesco Funds Group in Denver. The purchase price is $28.50 per share. This price represents a negotiated 5% discount to the closing price as of February 16, 2000, the date the parties agreed to proceed with the transaction.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated, "We are very pleased to have Invesco Funds Group as important new shareholders in DUSA. With the proceeds of this financing, DUSA will be in a strong financial position. The funds will be used by the Company to expand the research and development activities for its Levulan(R) PDT/PD technology platform, for general corporate purposes, and for possible license or acquisition of complementary drugs, devices, technologies, or businesses."

The closing of this transaction will occur promptly following the declaration by the Securities and Exchange Commission that the shares have been registered on a resale registration statement relating to the shares, which is expected to be filed shortly by DUSA.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this press release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to offer materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the use of the funds raised in the private placement, the strength of its financial position and expectations regarding the closing of the transaction. Such risks and uncertainties include, but are not limited to the results of clinical trials and further development activities, the status of its patents and proprietary protection, reliance on third parties to manufacture (in compliance with FDA regulations), uncertainties regarding future opportunities and whether any opportunities which may be available can become completed transactions, risks related to the securities regulatory process and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.


For further information contact:

DUSA Pharmaceuticals, Inc. -
D. GEOFFREY SHULMAN, MD, PRESIDENT & CEO OR
SHARI LOVELL, DIRECTOR, SHAREHOLDER SERVICES
Tel: 416.363.5059 Fax 416.363.6602

or visit www.dusapharma.com